Exhibit 99.1

Since 1857

Contact:	Investor Relations:
Elaine Lintecum
916-321-1846
elintecum@mcclatchy.com

MCCLATCHY ANNOUNCES EXPIRATION AND RESULTS OF PRIVATE EXCHANGE OFFER

SACRAMENTO, Calif., June 25, 2009 – The McClatchy Company (NYSE-MNI, “McClatchy” and the “Company”) announced today the expiration and results of its private exchange offer (the “Exchange Offer”) for its 7.125% Notes due 2011 (the “2011 Notes”) (CUSIP No. 499040AM5), its 4.625% Notes due 2014 (the “2014 Notes”) (CUSIP No. 499040AN3), its 5.750% Notes due 2017 (the “2017 Notes”) (CUSIP No. 499040AP8), its 7.150% Debentures due 2027 (the “2027 Debentures”) (CUSIP No. 499040AH6) and its 6.875% Debentures due 2029 (the “2029 Debentures” and collectively, with the 2011 Notes, 2014 Notes, 2017 Notes and 2027 Debentures, the “Old Notes”) (CUSIP No. 499040AL7). The expiration for the Exchange Offer occurred at 5:00 p.m., New York City time, on June 25, 2009 (the “Expiration Date”). The settlement date of the Exchange Offer is expected to occur on June 26, 2009.

As of the Expiration Date, according to Global Bondholder Services Corporation, the depositary for the Exchange Offer, the Company received valid tenders from holders of approximately $3.8 million aggregate principal amount of 2011 Notes, approximately $11.1 million aggregate principal amount of 2014 Notes, approximately $53.4 million aggregate principal amount of 2017 Notes, approximately $10.8 million aggregate principal amount of 2027 Debentures and approximately $23.8 million aggregate principal amount of 2029 Debentures.

The Company also today announced that it has waived the Exchange Offer’s minimum note amount condition. This minimum note amount condition required that the Company issue at least an aggregate principal amount of $50 million of its 15.75% Senior Notes due 2014 (the “New Notes”) in exchange for the Old Notes pursuant to the Exchange Offer. As a result, the Company will accept (without proration) for payment all Old Notes that were validly tendered in the Exchange Offer. The Old Notes validly tendered and accepted will be exchanged into approximately $3.4 million in cash, in the case of the 2011 and 2014 Notes, and approximately $24.2 million in aggregate principal amount of the Company’s New Notes.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Old Notes or any other securities.

About McClatchy

The McClatchy Company is the third largest newspaper company in the United States, with 30 daily newspapers, approximately 50 non-dailies, and direct marketing and direct mail operations. McClatchy also operates leading local websites in each of its markets which extend its audience reach. The websites offer users comprehensive news and information, advertising, e-commerce and other services. Together with its newspapers and direct marketing products, these interactive operations make McClatchy the leading local media company in each of its premium high growth markets. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer, and The News & Observer (Raleigh).

McClatchy also owns a portfolio of premium digital assets, including 14.4% of CareerBuilder, the nation’s largest online job site, 25.6% of Classified Ventures, a newspaper industry partnership that offers two of the nation’s premier classified websites: the auto website, cars.com, and the rental site, apartments.com and 33.3% of HomeFinder, LLC which operates the real estate website HomeFinder.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, future dividend payments, cash flows, debt levels, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the duration and depth of the economic recession may reduce its income and cash flow greater than expected; McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt as expected; McClatchy may not consummate contemplated transactions to enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; McClatchy’s expense and income levels could be adversely affected by changes in the cost of newsprint and McClatchy’s operations could be negatively affected by any deterioration in its labor relations, bankruptcies or financial strain of its major advertising customers; McClatchy’s ability to achieve and maintain compliance with NYSE listing standards, including the NYSE share price standard and compliance with its market capitalization and stockholders’ equity standards; commencement by the NYSE of suspension and delisting procedures if McClatchy fails to implement successfully a plan to correct non-compliance with the NYSE listing standards; as well as the other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 28, 2008, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

2